Exhibit 10.34

AMERICAN SUPERCONDUCTOR CORPORATION

Amended and Restated Executive Severance Agreement

THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT by and between American Superconductor Corporation, a Delaware corporation (the “Company”), and Charles W. Stankiewicz (the “Executive”) is made as of January 24, 2008 (the “Effective Date”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive and to minimize the distraction from the possibility of an unwarranted termination of employment.

WHEREAS, the Company and the Executive acknowledge and agree that the benefits described in this Agreement are not intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto.

WHEREAS, the Company and the Executive originally entered into this Executive Severance Agreement on May 4, 2006 and now desire to amend and restate it to reflect certain developments in the tax law.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the specific circumstances described below.

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions (a “Business Combination”), other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs.

1.3 “Cause” means:

(a) the Executive’s failure to perform his reasonable assigned duties to the standards reasonably required by the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written notice is received by the Executive from the Company describing in reasonable detail the manner in which the Board of Directors believes the Executive has not performed the Executive’s duties to the standards reasonably required by the Company; or

(b) the Executive’s willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company. For purposes of this Section 1.3(b), no act or failure to act by the Executive shall be considered “willful” unless it is done intentionally and without reasonable belief that the Executive’s action was in the best interests of the Company.

1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

(a) the assignment to the Executive of significant duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities; or

(b) a reduction in the Executive’s annual base salary as in effect on the Measurement Date, as the same may be increased thereafter from time to time; or

(c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program or (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date; or

(d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is more than 30 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date (unless such new location is closer to the Executive’s residence than the prior location); or

(e) any material breach by the Company of this Agreement or any employment agreement with the Executive.

1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.6 “Severance Period” shall mean the period of 18 months immediately following the Date of Termination (as defined in Section 3.2(a) below).

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if neither a termination of employment covered by Section 4.1(a) below nor a Change in Control occurred during the Term, or (b) the fulfillment by the Company of all of its obligations under Section 4 following a termination of the Executive’s employment with the Company. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through March 31, 2011; provided, however, that commencing on April 1, 2011 and each April 1 thereafter (each hereinafter referred to as a “Renewal Date”), the Term shall be automatically extended for one additional year so as to terminate four years from such Renewal Date, unless at least 90 days prior to such Renewal Date, the Company shall have given the Executive written notice that the Term will not be extended.

3. Employment Status; Termination Following Change in Control.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Company or the Executive from terminating his employment at any time, before or after a Change in Control.

3.2 Termination of Employment.

(a) Any termination of the Executive’s employment by the Company at any time during the Term or at any time after the Change in Control Date, or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 6.2. Any Notice of Termination shall: (i) indicate (in the case of a termination by the Company) whether such termination is for Cause and (in the case of a termination by the Executive within 12 months following the Change in Control Date) whether such termination is for Good Reason, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause or for Good Reason and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Cause.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.

4. Benefits to Executive.

4.1 Termination Prior to Change in Control Date.

(a) Termination Without Cause. If, prior to a Change in Control Date (including a situation in which a Change in Control Date never occurs), the Company terminates the Executive’s employment other than for Cause, Disability or death, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, the sum of the following amounts: (1) the Executive’s base salary through the Date of Termination, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);

(ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and

(iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family those benefits which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such benefits can be provided to non-employees, or to the extent such health insurance benefits cannot be provided to non-employees, then the cash equivalent thereof, based on the cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family.

(b) Other Terminations. If, prior to the Change in Control Date, the Executive’s employment with the Company is terminated other than under the circumstances described in Section 4.1(a), then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) to the extent not previously paid or provided, timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its subsidiaries (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

4.2 Termination Following Change in Control Date.

(a) Termination within 12 Months Following Change in Control Date. If the Company terminates the Executive’s employment other than for Cause, Disability or death within 12 months following the Change in Control Date, or if the Executive terminates his employment for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, (A) the Accrued Obligations and (B) the product of (x) the annual target bonus payable to the Executive for the fiscal year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the then-current fiscal year through the Date of Termination, and the denominator of which is 365, less any portion of such bonus previously paid to the Executive;

(ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and

(iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family those benefits which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such benefits can be provided to non-employees, or to the extent such health benefits cannot be provided to non-employees, then the cash equivalent thereof, based on the cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family.

(b) Termination More Than 12 Months Following Change in Control Date. If the Company terminates the Executive’s employment other than for Cause, Disability or death more than 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive, in a lump sum in cash on the Date of Termination, the Accrued Obligations;

(ii) during the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company’s regular payroll practices, the Executive’s highest annual base salary during the two-year period prior to the Date of Termination; and

(iii) during the Severance Period, the Company shall continue to provide to the Executive and the Executive’s family those benefits which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Date of Termination (to the extent such health benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof, based on the cost thereof to the Company, which cash amount shall be paid proportionately over the Severance Period, monthly in advance); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family.

(c) Other Terminations. If, following the Change in Control Date, the Executive’s employment with the Company is terminated other than under the circumstances described in Section 4.2(a) or Section 4.2(b), then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the Date of Termination, the Accrued Obligations and (ii) to the extent not previously paid or provided, timely pay or provide to the Executive the Other Benefits.

(d) Expenses. The Company agrees to reimburse the Executive for all legal and other fees and expenses that the Executive reasonably incurs as a result of any claim or dispute regarding the benefits due to the Executive pursuant to this Section 4.2 if the Executive prevails in such claim or dispute.

4.3 Section 280G Provisions.

(a) Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Executive a portion of any Contingent Compensation Payments (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate Excess Parachute Payments (as defined below) for the Executive, except as set forth in Section 4.3(b). For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31, Q/A-32, Q/A-33 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”, which term shall include applicable Treasury Regulations), payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.” For purposes of this paragraph, if any federal, state or local income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal, state and local income tax rate provided by law.

(c) For purposes of this Section 4.3 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iii) “Excess Parachute Payment” shall mean a payment described in Section 280G(b)(1) of the Code.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d).

(i) In the event that the Company undergoes a Change in Ownership or Control, and the Executive becomes entitled to receive Contingent Compensation Payments relating to such Change in Ownership or Control, the Company shall (A) determine at such time or times as may be necessary to comply with the requirements under Section 280G of the Code whether such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments and (B) in the event the Company determines that such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments, notify the Executive (within 30 days after each such determination and with reasonable detail regarding the basis for its determinations) of the following: (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4.3(b) Override is applicable.

(ii) Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall set forth (1) which Potential Payments should be characterized as Contingent Compensation Payments, (2) the Eliminated Amount, (3) whether the Section 4.3(b) Override is applicable, and (4) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments.

(iii) If the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determinations shall be final, the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following the due date for delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(iv) If the Executive states in the Executive Response that he agrees with the Company’s determinations, the Company’s initial determinations shall be final, the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be as set forth in the Executive Response, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within 10 business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(v) If the Executive states in the Executive Response that he disagrees with the Company’s determinations, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within 10 business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments (other than Eliminated Payments) shall be made within 10 business days following the resolution of such dispute.

(vi) Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Bank of America, compounded monthly from the date that such payments originally were due.

(vii) In the event the Company is required to perform a redetermination in accordance with Treas. Reg. 1.280G-1 Q/A-33(b) with respect to any Contingent Compensation Payments, this Section 4.3(d) shall apply with respect to such redetermination and the parties shall make such adjustments as may be necessary as a result of such redetermination including, if appropriate, the payment by the Company of Contingent Compensation Payments previously treated as Eliminated Payments if the Section 4.3(b) Override applies as a result of such redetermination.

(e) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4 Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) is conditioned upon the Executive signing a release of claims in the form attached hereto as Exhibit A, or such other form as may be agreed to by the Company and the Executive (the “Employee Release”), within 21 days (or such greater period as the Company may specify) (the “Release Period”) following the Date of Termination and upon the Executive not revoking the Employee Release in a timely manner thereafter. The Company shall not be obligated to make any payments to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) until the expiration of the Release Period, provided that (i) at such time as the Release becomes effective, the Company shall promptly pay to the Executive any payments that would otherwise have been made to the Executive during the Release Period and (ii) the provision of benefits under Section 4.1(a)(iii), Section 4.2(a)(iii) or Section 4.2(b)(iii) shall continue during the Release Period.

4.5 Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall constitute the entire obligation of the Company to the Executive as a result of the termination of his employment under the circumstances set forth in such Sections, and the Executive shall not be entitled to additional payments or benefits under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

4.6 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Section 4.1(a), Section 4.2(a) or Section 4.2(b) by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(iii), Section 4.2(a)(iii) or Section 4.2(b)(iii), the amount of any payment or benefits provided for in Section 4.1(a), Section 4.2(a) or Section 4.2(b) shall not be reduced by any compensation earned or benefits received by the Executive as a result of employment by another employer.

4.7 Section 409A.

(a) The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Sections 4.1 or 4.2, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Sections 4.1 and 4.2 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii) If, as of the date of the “separation from service” of the Executive from the Company (within the meaning of Section 4.7(b) below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Sections 4.1 or 4.2, as applicable; and

(iii) If, as of the date of the separation from service of the Executive from the Company, the Executive is a specified employee, then:

(1) Each installment of the payments and benefits due under Sections 4.1 or 4.2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(2) Each installment of the payments and benefits due under Sections 4.1 or 4.2 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the separation from service of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b) The determination of whether and when a separation from service has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

(c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

5. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the reasons for the denial and the provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6. Miscellaneous.

6.1 Successors. This Agreement shall be binding upon the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

6.2 Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at Two Technology Drive, Westborough, Massachusetts 01581-1727, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

6.3 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

6.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

6.6 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

6.8 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

6.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, the provisions of any stock option agreements between the Company and the Executive (including any terms thereof relating to acceleration of vesting) shall not be superseded by or modified by the terms of this Agreement.

6.10 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

6.11 Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d)

understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION

Signature:	/s/ Gregory J. Yurek
Print name:	Gregory Yurek
Title:	President and Chief Executive Officer

EXECUTIVE

Signature:	/s/ Charles W. Stankiewicz
Print name:	Charles W. Stankiewicz

Address:

c/o American Superconductor Corporation 64 Jackson Road Devens, MA 01434

Exhibit A

RELEASE

In consideration of the payment to me of the severance benefits pursuant to Section 4.1(a), 4.2(a) or 4.2(b) of my Amended and Restated Executive Severance Agreement with American Superconductor Corporation (the “Company”) dated January 24, 2008 (the “Agreement”), I hereby agree as follows:

1. I, on behalf of myself and my representatives, agents, estate, heirs, successors and assigns, hereby irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, affiliates (within the meaning of the Securities Act of 1933), attorneys, agents and employees, and their respective predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all actions or causes of action, suits, claims, complaints, liabilities, contracts, torts, debts, damages, controversies, rights and demands, whether existing or contingent, known or unknown, arising up to and through the date of this Release out of my employment, or the termination of my employment, with the Company, including, but not limited to, all employment discrimination claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, § 1B, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options. Notwithstanding the foregoing, (a) nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding), (b) this Release does not extend to any rights I have that arise after the date hereof under the Agreement and (c) this Release does not extend to any rights I may have to indemnification as an officer or director of the Company under the provisions of the Company’s By-laws or applicable law.

2. I have been advised by the Company to consult with counsel before signing this Release, and have been given the opportunity to consult with my own counsel prior to signing this Release.

3. I have been given up to twenty-one (21) days from the receipt of this Release to consider whether to execute this Release.

4. I have been advised that even after I sign this Release, I may revoke it within seven (7) days of the date of my signing by delivering a signed revocation notice to the Secretary of the Company. Delivery by ordinary mail will effectively revoke my assent to this Release if it is postmarked no later than seven days after I sign this Release.

5. This Release shall not become effective and in force until eight days after I sign, provided I have not timely revoked my acceptance.

6. I acknowledge and reaffirm my obligations under the American Superconductor Corporation Employee Nondisclosure and Developments Agreement.

7. No representation, promise or inducement has been offered or made to induce me to enter into this Release, and I am competent to execute this Release and accept full responsibility therefor.

Name:

Signature:

Date of execution: